Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Yatra Online, Inc. for the registration of up to $100,000,000 of ordinary shares, preference shares, debt securities, warrants and units, and 5,139,714 ordinary shares offered by the selling shareholders, and to the incorporation by reference therein of our report dated July 31, 2020, with respect to the consolidated financial statements of Yatra Online, Inc. included in its Annual Report (Form 20-F) for the year ended March 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurugram, Haryana, India

May 24, 2021